Exhibit 10.109

AGREEMENT

        This Agreement (the “Agreement”) is made and entered into as of November 30, 2001 between Puget Sound Energy, Inc., a Washington corporation (the “Company”), and Julia M. Ryan (“Employee”). The term “Parties” refers to the Company and Employee.

A.     The Company wishes to employ Employee as its Vice President Energy Portfolio Management, and Employee wishes to accept such employment.

B.     The Company wishes to be reasonably assured that Employee will continue with the Company and desires to retain her services and to provide an incentive for Employee to devote her abilities and industry to the success of the Company’s business.

C.     The Parties have reached agreement on certain terms and conditions applicable to such employment, and believe that it is in their mutual best interests to enter into a written agreement that specifies those terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the Parties agree as follows:

1.        Employment

The Company hereby agrees to employ Employee, effective December 1, 2001, as its Vice President Energy Portfolio Management and to perform the obligations of the Company under this Agreement. Employee hereby accepts employment by the Company and agrees to perform the obligations of Employee under this Agreement.

2.        Term

This Agreement shall commence on the date hereof and shall terminate on December 31, 2006 (the “Term”) unless extended prior to such date by written agreement, subject to earlier termination as provided in Section 10 (Termination Prior to the End of the Term). Employee’s rights to compensation and benefits, which become vested hereunder, shall survive the expiration of the Term and the termination of this Agreement.

3.        Duties

Employee shall faithfully and diligently perform such duties and exercise such powers as are customarily expected of the Vice President Energy Portfolio Management in business organizations which are similar to the Company, which duties shall include leading the Power Supply Operations, the Gas Supply Operations and Risk Management. In addition, Employee’s duties shall include such additional powers and responsibilities commensurate with her position as may from time to time be properly assigned to her by the Chief Executive Officer or the Board of Directors of the Company (the “Board”).

4.        Extent of Services

Employee shall devote her full working time, attention and skill to the duties and responsibilities set forth in Section 3. Employee may participate in other businesses as an outside director or investor, provided that Employee shall not otherwise actively participate in the operation or management of such businesses without the prior approval of the Chief Executive Officer.

5.        Salary

In consideration for the performance of Employee’s obligations under this Agreement, the Company shall pay Employee an annual base salary of $235,000, which salary shall remain in place through 2002 and thereafter shall be subject to upward adjustment from time to time by the Compensation Committee of the Board in accordance with its annual salary reviews, but shall not be reduced during the Term. Employee’s salary shall be paid in monthly installments in accordance with the Company’s normal payroll practices.

6.        Incentive Compensation

6.1       Employee shall participate in the Company’s annual performance-based cash incentive bonus plan (the “Incentive Bonus Plan”). With respect to 2002, Employee shall have a target bonus of at least 50% of base salary and a total potential bonus opportunity of at least 100% of base salary if corporate and departmental goals are met at the outstanding level. The Company and Employee hereby agree that during 2002 the terms of the Incentive Bonus Plan shall be evaluated and compared to similar incentive compensation arrangements offered by other employers in the industry. The Parties hereto further agree that they shall endeavor to review and revise, if appropriate, the Incentive Bonus Plan in response to the results of such evaluation so that the plan continues to provide comparable and competitive incentive compensation to relevant Company employees beginning in 2003.

6.2       During the Term, beginning with the 2002 award cycle, Employee shall receive (i) an annual grant under the Company’s Long Term Incentive Plan (the “LTIP”) of Performance Awards and Dividend Equivalent Rights (as such terms are defined in the LTIP) and (ii) additional equity grants under the LTIP, or any successor plan, in the same manner and to the same extent as additional grants are made by the Company to peer executives. The annual grants to Employee under the LTIP shall be governed by the terms of this Section 6.2.

            (a)        Subject to the terms of Section 6.2(d) below and the Change in Control Agreement between the Company and Employee, each annual Performance Award and the corresponding Dividend Equivalent Rights will, upon vesting, entitle Employee to receive a number of shares of common stock of the Company (“Shares”) and a cash amount equal to the dividends that such Shares would have earned had Employee owned the Shares from January 1 in the year of the annual award through the date of vesting.

            (b)        Each annual Performance Award will be made by the Compensation Committee of the Board during the first calendar quarter of each year and shall be calculated based on the following formula:

T = (B x 0.95) / (A / 0.70), where

T	=	Target Number of Shares (the "Target");
B	=	Employee's Base Salary; and
A	=	Average Per Share Price during the Fourth Calendar Quarter of the Year Preceding the Year of the Award.

            (c)        Each annual Performance Award will vest over four calendar years commencing on January 1 of the year of grant. Upon completion of each four year vesting period (each, a “Vesting Date”), Employee shall become entitled to receive a number of Shares, equal to from 0% to 175% of the Target, based on the Company’s total shareholder return (“TSR”) during the four year vesting period (which TSR shall be reasonably determined by the Compensation Committee of the Board) as compared to the comparator companies included in the Edison Electric Institute Gas and Electric Combination Utility Index (the “Index”) designated by the Compensation Committee at the time of each grant, as follows:

Percentile Rank of TSR
in the Comparator Company Group	% of Target Earned

35th or less	0%
45th	50%
50th	75%
55th	100%
65th	125%
75th	150%
85th or more	175%

Results falling between the percentiles shown above will be interpolated. In addition to the Shares, in settlement of Employee’s Dividend Equivalent Rights, on each Vesting Date Employee shall become entitled to receive a lump sum cash amount equal to the result of the following formula:

C = S x D, where

C	=	the lump sum cash amount to be paid to Employee;
S	=	the actual number of Shares awarded to the Employee on the Vesting Date; and
D	=	the aggregate dividends per Share paid by the Company over the four year vesting period.

            (d)        In addition to the annual grants of Performance Awards and Dividend Equivalent Rights described above, Employee is hereby granted Performance Awards and Dividend Equivalent Rights at the following Target levels with respect to the following ongoing award cycles:

Award Cycle	Target
1999-2002	3095
2000-2003	8185
2001-2004	9135

On each Vesting Date for these award cycles, the number of Shares and the lump sum cash payment to which Employee is entitled, if any, shall be determined in the same manner as described in subsections (a) through (c) above without regard to the period during which Employee has been employed by the Company.

6.3       If Employee completes five years of employment with the Company and subsequently leaves the Company at any time prior to her retirement date for any reason other than a termination for cause (as defined in Section 10.1 of this Agreement), for each award cycle with respect to which the Vesting Date has not yet occurred as of the date of termination, Employee shall be entitled to receive, within 30 days after the termination of her employment, a pro rata portion (based on the portion of each award cycle elapsed prior to the date of termination, and the TSR compared to the relevant comparator companies through the end of the calendar quarter immediately preceding the date of termination of employment, for each relevant award cycle, as described in Section 6.2 above) of each corresponding Performance Award and a prorata portion of the associated Dividend Equivalent Rights (whether or not fully vested). As provided in the LTIP, the same prorata payment of each LTIP award cycle shall be applicable upon Employee’s retirement.

6.4       If the Company hereafter adopts new annual incentive bonus plans or programs, or new equity-based incentive compensation plans or programs in substitution for the LTIP awards, Employee shall be granted annual incentives and equity-based incentives under such plans or programs with a value no less than the annual bonus incentives and LTIP awards provided for in this Agreement.

7.        Benefits

Employee shall be entitled to participate in the Company’s benefit plans for salaried employees and for executives, including without limitation the Supplemental Disability Plan for Executive Employees, the Supplemental Death Benefit Plan for Executive Employees, the Company’s medical, disability and life insurance programs, the Company’s 401(k) plan and qualified retirement plans, matching Company contributions with respect to plans, the Company’s Deferred Compensation Plan and the like, in accordance with their terms, each of which may be amended from time to time, and any other benefit plans now or hereafter available to the Company’s executive officers. The Company shall provide Employee with medical, life and disability insurance benefits, and other executive benefits, with terms and provisions substantially as favorable to Employee as those provided to other executive officers of the Company. The Company may prospectively amend, eliminate or add to these insurance and benefit programs at any time, in its sole discretion.

8.        Supplemental Retirement Benefit

Employee shall accrue a supplemental retirement benefit under the Company’s Supplemental Executive Retirement Plan dated as of June 1, 1997 (the “SERP”), as modified by the terms of this Agreement. The benefit shall accrue at the rate of three Years of Service under the SERP for each year of employment with the Company commencing December 1, 2001, so that Employee shall have accrued 15 Years of Service for purposes of the SERP on November 30, 2006. If Employee completes five year of employment after December 1, 2001, she shall be entitled to a monthly benefit upon retirement at age 62 equal to one-twelfth of 50% of (a) the annual average of her highest 36 consecutive months of salary paid or payable, plus (b) the average of her highest three annual bonuses paid or payable (collectively, “Earnings”). As provided in the SERP, this monthly amount shall be reduced by the monthly amount payable as of the retirement date for the life of Employee under the Company’s qualified retirement pension plan (or, if payable as of another date and/or payable in another form, the Actuarial Equivalent (as defined in the SERP) of the monthly amount payable under the qualified retirement pension plan as of the retirement date for the life of Employee). Employee may elect to take early retirement after attaining age 55, whether or not she is then employed by the Company, in which case the monthly benefit will be reduced, as provided in the SERP, one-third of one percent for each month that benefits commence prior to the month in which Employee would attain age 62. If Employee’s employment with the Company terminates for any reason prior to the completion of five years of service to the Company, the supplemental retirement benefits shall vest at the rate of 20% for each full 12 month period of employment commencing with December 1, 2001. For example, if Employee’s employment terminates on November 30, 2004, the benefit payable at age 62 would be 30% of Earnings (60% times 50% equals 30%). If employment terminates on November 30, 2002, the benefit payable at age 62 would be 10% of Earnings (20% times 50% equals 10%). If Employee’s employment terminates prior to the completion of three years of service, her Earnings will be determined based upon the period of time actually served. Employee’s supplemental retirement benefits will become 100% vested, and Employee shall be credited with 15 Years of Service under the SERP, upon the occurrence of a Change of Control (as defined in the separate change of control agreement entered into between Employee and the Company), without regard to Employee’s number of years of employment. Vested benefits shall not be forfeitable for any reason, including the subsequent termination of Employee’s employment by the Company with or without cause. Except as specifically set forth herein, Employee’s supplemental retirement benefit shall be subject to the terms and conditions of the SERP. In the event of conflict between the terms of the SERP and the terms of this Agreement, this Agreement shall be controlling, unless applying the terms of the SERP would result in a greater benefit to Employee. Employee may elect any alternate form of payment of supplemental retirement benefits permitted by the SERP. No amendment or termination of the SERP shall alter the terms of this Agreement in a manner that would diminish the benefits payable hereunder. The provisions of this Section 8 shall survive the expiration of the Term and any termination of this Agreement.

9.        Expenses

The Company shall reimburse Employee for reasonable expenses incurred by Employee in the business of the Company, subject to the Company’s expense reimbursement policies, which may be amended from time to time.

10.        Termination Prior to the End of the Term

10.1      The Company may terminate Employee for cause prior to the end of the Term. For the purposes of this Agreement, “cause” shall mean (a) the willful and continued failure by Employee to substantially perform her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), for a period of 30 days after written notice of demand for substantial performance has been delivered to Employee by the Board of Directors which specifically identifies the manner in which the Board believes that Employee has not substantially performed her duties, or (b) the willful engaging by Employee in gross misconduct materially and demonstrably injurious to the Company, as determined by the Board of Directors after notice to Employee and an opportunity for a hearing. No act, nor failure to act, on Employee’s part shall be considered “willful” unless she has acted or failed to act with an absence of good faith and without a reasonable belief that her action or failure to act was in the best interests of the Company. If the Board of Directors of the Company terminates Employee’s employment for “cause,” the Company shall be obligated to pay to Employee under this Agreement her current base salary through the date of termination, and Employee shall remain entitled to any SERP benefit which has become vested pursuant to this Agreement.

10.2       The Company may, at its option and at any time, terminate Employee prior to the end of the Term, without cause. In the event that the Company exercises this right, or in the event that the Company does not offer to extend the Term as provided in Section 2 above for at least an additional two year period, Employee shall be entitled to receive (a) all compensation and benefits earned through the date of termination, (b) a pro rata portion (based on the portion of the year elapsed prior to the date of termination) of the annual target bonus for the year in which the termination occurs, (c) a pro rata portion (based on the portion of the award cycle elapsed prior to the date of termination and the total shareholder return performance of the Company relative to the comparator companies during that period) of all outstanding LTIP awards, including accrued dividends, (whether or not then fully vested), and (d) continuation of her base salary for two years. In the event of a termination without cause before Employee’s supplemental retirement benefits have become fully vested under the terms of this Agreement, Employee shall be credited with two additional years of employment (i.e., six Years of Service) for purposes of determining the supplemental retirement benefit payable pursuant to Section 8 of this Agreement.

10.3       If during the Term of this Agreement Employee terminates her employment with Good Reason, Employee shall be entitled to the same payments and benefits provided for in Section 10.2 in the event of a termination without cause. For purposes of this Agreement, “Good Reason” shall mean

(i)	the assignment to Employee of any duties materially inconsistent with Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibility as contemplated by Sections 1 and 3 or any other action by the Company which results in a substantial diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee;

(ii)	any failure by the Company to comply with the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee; or

(iii)	the Company’s requiring Employee to be based at any location other than its corporate headquarters within the Seattle/Bellevue metropolitan area.

10.4       The Term shall terminate in the event Employee dies, or is unable to perform her duties as a result of “Disability.” In the event of a termination under this subsection, Employee or her estate shall be paid all compensation and benefits earned through the date of such termination, including pro-rated payments under annual and long-term incentive compensation programs. Employee or her estate shall also be entitled to the benefits provided for in the event of death or Disability under Company disability insurance plans, life insurance and other benefit plans for executives, including death or disability benefits under the SERP, as modified by this Agreement. “Disability” means a physical or mental condition that entitles Employee to benefits under the Company’s long-term disability plan.

11.        Indemnification

11.1       The Company shall defend, indemnify and hold Employee harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Employee’s service as an officer or employee (or director if Employee is elected and serves as a director) of the Company and/or any of its affiliates and subsidiaries to the fullest extent allowed by law. The Company shall assure that Employee remains covered by the Company’s policies of directors’ and officers’ liability insurance for six years following the date of termination.

11.2       In addition to the general indemnification described in Section 11.1 above, the Company agrees to defend and indemnify Employee with respect to any and all liabilities, obligations, claims or expenses which arise from any claim against her by a third party in connection with any dispute regarding and/or the settlement of the performance bonus calculations described at Appendix B of the Retainer Service Agreement between the Company and Merchant Energy Group of the Americas, Inc. dated September 26, 2000.

12.        Disputes

Any dispute between the Parties hereto with respect to any of the matters set forth herein which the Parties cannot resolve by negotiation shall be submitted to binding arbitration in city of Seattle, state of Washington. Either Party may commence the arbitration by delivery of a written notice to the other, describing the issue in dispute and its position with regard to the issue. If the Parties are unable to agree on an arbitrator within 30 days following delivery of such notice, the arbitrator shall be selected by a Judge of the Superior Court of the State of Washington for King County upon three days’ notice. Discovery shall be allowed in connection with any such arbitration to the same extent permitted by the Washington Rules of Civil Procedure but either Party may petition the arbitrator to limit the scope of such discovery, in which event the arbitrator shall determine the extent of discovery allowable in connection with the dispute in question. Except as otherwise provided herein, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect for expedited proceedings. The award of the arbitrator shall be final and binding, and judgment upon an award may be entered in any court of competent jurisdiction. The arbitrator shall hold a hearing, at which the Parties may present evidence and argument, within 30 days of this or her appointment, and shall issue an award within 15 days of the close of the hearing. The Company will pay all fees and expenses, including attorneys’ fees and the cost of the arbitrator, incurred by Employee in good faith in contesting or disputing any termination for cause or in seeking to obtain or enforce any right or benefit provided by this Agreement.

13.        Notices

All notices or other communications required or permitted by this Agreement shall be in writing and shall be sufficiently given if sent by certified mail, postage prepaid, addressed as follows:

If to Employee, to:

Julia M. Ryan
C/o Puget Sound Energy, Inc.
P.O. Box 90734
Bellevue, WA 98009-9734

If to Company, to:

Puget Sound Energy, Inc.
P.O. Box 97034
Bellevue, W A 98009-9734
Attention: Vice President Human Resources
Facsimile: (425) 462-3300

Any such notice or communication shall be deemed to have been given as of the date mailed. Any address may be changed by giving written notice of such change in the manner provided herein for giving notice.

14.        Waiver of Breach

The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

15.        Binding Effect

        This Agreement shall be binding upon and inure to the benefit of the Parties, and their successors, legal representatives and heirs, including any successor to the Company’s business or assets by merger, consolidation, sale of assets or otherwise.

16.        Entire Agreement

This Agreement, the Change of Control Agreement between the Parties and the offer letter from the Company to Employee dated November 13, 2001 contain the entire understanding of the Parties with regard to the subject matter of this Agreement and may only be changed by written agreement signed by both Parties. Any and all prior discussions, negotiations, commitments and understandings related thereto are merged herein.

17.        Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Washington, without giving effect to principles and provisions thereof relating to conflict or choice of laws and irrespective of the fact that any one of the Parties is now or may become a resident of a different state.

18.        Validity

In case any term of this Agreement shall be invalid, illegal or unenforceable, in whole or in part, the validity of the other terms of this Agreement shall not in any way be affected thereby.

19.        Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PUGET SOUND ENERGY, INC.

By

Title: ______________________

EMPLOYEE: ______________________________ JULIA M. RYAN